EXHIBIT 5

[HORGAN, ROSEN, BECKHAM & COREN, L.L.P. LETTERHEAD]

April 6, 2005

Board of Directors
Discovery Bancorp
338 Via Vera Cruz
San Marcos, California 92078

     Re: Registration Statement on Form S-4, as amended

Dear Members of the Board:

     We have acted as counsel to Discovery Bancorp, a California corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 of the Company, as amended by the Pre-Effective Amendment No. 1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s common stock, no par value (the “Shares”), issuable pursuant to the Plan of Reorganization and Merger Agreement, dated as of October 20, 2004 (the “Agreement”), by and between the Company, Discovery Bank (the “Bank”) and DB Merger Company, whereby each share of common stock, no par value of the Bank (“Bank Common Stock”) will be exchanged for one share of the Company’s common stock, each warrant of the Bank will be exchanged for one warrant of the Company, and each outstanding stock option granted under the Bank’s stock option plan will be exchanged for one stock option under the Company’s stock option plan pursuant to the terms set forth in the Agreement.

     In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and Bylaws of the Company, as currently in effect; (iii) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Agreement; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of Bank Common Stock pursuant to the terms of the Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     The law covered by the opinion set forth above is limited to the laws of the state of California and the federal law of the United States of America.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/ HORGAN, ROSEN, BECKHAM & COREN, L.L.P.

HORGAN, ROSEN, BECKHAM & COREN, L.L.P.